Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – November 19, 2012

Vice Chairman Dr. Emil Wright to Retire after 40 Years of Service

AUBURN, Alabama – The Board of Directors of Auburn National Bancorporation, Inc. (the “Company”) (Nasdaq: AUBN) today announced that current Vice Chairman, Dr. Emil Wright, 76, will retire from the Board of Directors of the Company and AuburnBank (the “Bank”) effective December 31, 2012.

Dr. Wright commented: “I wish to thank the directors, officers, and employees for the many services and courtesies that have been extended to my family and me over the many years of my association with the Bank. I look forward to additional years of such association in my continuing role of Bank customer and shareholder.”

Dr. Wright graduated from Massachusetts Institute of Technology with a degree in geology and then earned a medical degree before returning to Auburn to practice ophthalmology from 1971 to 1998. After retiring from medicine, he attended law school and practiced law for three years. Dr. Wright joined the Bank’s Board of Directors in January of 1973.

E. L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “With all of his knowledge and experience, Emil has been an invaluable asset to the Board. On behalf of the Board of Directors, I would like to thank him for his 40 years of service.”

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $753 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.